Exhibit (C)(4)

STRICTLY CONFIDENTIAL Source documents: Southwest Royalties Institutional Income Fund IX-B Partnership

2 These materials are intended for the benefit and use of the Transaction Committee (the “Committee”) of Southwest Royalties, Inc. (“SWR” or the “Managing General Partner”), a wholly-owned subsidiary of Clayton Williams Energy, Inc. (“CWEI”) and the general partner of certain limited partnerships (the “Limited Partnerships” and each, a “Limited Partnership”), in its consideration of a possible transaction proposed by the Managing General Partner discussed herein and may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purpose, without the prior written consent of Energy Capital Solutions, LLC. (“ECS”). These materials are based solely on information contained in publicly available documents and certain other information provided by the Managing General Partner and CWEI. ECS has had discussions with certain members of the management of the Managing General Partner and members of the Committee and certain of their representatives and advisors regarding the business, operations, and financial condition of the Limited Partnership, the Transaction and related matters, but does not assume responsibility for the accuracy, completeness or reasonableness of information provided to ECS in such discussions or otherwise and has not attempted independently to investigate or verify such publicly available information, projections, or other information provided to ECS and included herein or otherwise used. In connection with our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. With respect to the oil and gas reserve estimates for the Limited Partnership set forth in the Reserve Reports that we have reviewed, the management of the Managing General Partner has advised us, and we have assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Managing General Partner with respect to the oil and gas reserves of the Limited Partnership. With respect to the alternative oil and gas commodity pricing assumptions and risking factors that we have utilized for purposes of our analyses, we have been advised by the management of the Managing General Partner, and we have assumed, that such assumptions are a reasonable basis on which to evaluate the future financial performance of the Limited Partnership and are appropriate for such purposes. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, or cash flows of the Limited Partnership since the date of the most recent financial statements provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on the assessments by the Committee, the Managing General Partner and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Limited Partnership and the Merger. The attached analysis is as of 10/7/2011, based on merger consideration values provided by the Managing General Partner.

Transaction Overview Partnership Overview Reference Value Analyses Summary Reference Value Analyses Net Asset Value Analysis Analysis of Selected Comparable Transactions Analysis of Selected Publicly Traded Companies Table of Contents 3

Transaction Overview

Energy Capital Solutions, LLC (“ECS”) is pleased to present to the Transaction Committee (the “Committee”) of the Board of Directors of Southwest Royalties, Inc. (“SWR” or the “Managing General Partner) the fairness evaluation regarding the proposed merger (the “Merger”) involving SWR and Southwest Royalties Institutional Income Fund IX-B Partnership (the “Limited Partnership”). The following summary outlines ECS’ understanding of the terms of the proposed merger: Transaction Overview: ECS understands that the Managing General Partner intends to enter into an Agreement and Plan of Merger (the “Agreement”) with the Limited Partnership pursuant to which among other things, the Limited Partnership will merge with SWR (the “Transaction”), each outstanding unit (a “Unit”) of interest in the Limited Partnership will be liquidated and SWR will promptly deliver to the holders of Units other than SWR and its affiliates (“Unaffiliated Holders”) $125.31 in cash per Unit (the “Consideration”). It is our opinion, subject to the qualifications described in our Opinion Letter, that, as of the date hereof, the Consideration to be received by the Unaffiliated Holders in the Transaction is fair from a financial point of view. Transaction Overview 5

In arriving at its opinion, ECS, among other things: Reviewed a draft, dated October 18, 2011, of the Agreement; Reviewed certain publicly available business and financial information relating to the Limited Partnership that ECS deemed to be relevant; Reviewed certain information relating to the historical and current operations, and financial condition of the Limited Partnership made available to ECS by the Managing General Partner, including certain oil and gas reserve reports prepared by the Managing General Partner (the “Reserve Reports”) containing estimates with respect to the Limited Partnership’s oil and gas reserves, and as to proved reserves, audited by the Managing General Partner’s independent oil and gas reservoir engineers; Spoke with certain members of the management of the Managing General Partner and members of the Committee and certain of their representatives and advisors regarding the business, operations, financial condition of the Limited Partnership, the Transaction and related matters; Discussed the current operations of the Limited Partnership with the management and staff of the Managing General Partner; Compared the financial and operating performance of the Limited Partnership with that of other public companies that ECS deemed to be relevant; 6 Transaction Overview — Diligence

In arriving at its opinion, ECS, among other things: Considered the publicly available financial terms of certain transactions that ECS deemed to be relevant; and Conducted such other financial studies and analyses and performed such other investigations and considered such other factors as ECS has deemed necessary or appropriate. 7 Transaction Overview – Diligence (Cont’d)

In connection with our opinion: We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. With respect to the oil and gas reserve estimates for the Limited Partnership set forth in the Reserve Reports that we have reviewed, the management of the Managing General Partner has advised us, and we have assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Managing General Partner with respect to the oil and gas reserves of the Limited Partnership. With respect to the alternative oil and gas commodity pricing cases and discount rates that we have utilized for purposes of our analyses, we have been advised by the management of the Managing General Partner that such assumptions are not an unreasonable basis on which to evaluate the future financial performance of the Limited Partnership and we have assumed that such assumptions are appropriate for such purposes. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, or cash flows of the Limited Partnership since the date of the most recent financial statements provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. 8 Transaction Overview – Qualifications

In developing our opinion: We have relied upon and assumed, without independent verification, that: the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, all conditions to the consummation of the Merger will be satisfied without waiver thereof, and the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto that would be material to our analyses. We also have relied upon and assumed, without independent verification, that: the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Limited Partnership that would be material to our analyses or this opinion. 9 Transaction Overview – Qualifications (Cont’d)

In connection with our opinion: We have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect that would be material to our analyses from the draft of the Agreement identified above. We have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Limited Partnership or any other party, nor were we provided with any such appraisal or evaluation, other than the Reserve Reports. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Limited Partnership is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Limited Partnership is or may be a party or is or may be subject. We are not an expert in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil and gas properties of the Limited Partnership. 10 Transaction Overview – Qualifications (Cont’d)

In developing our opinion: We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Limited Partnership or any other party, or any alternatives to the Merger, negotiate the terms of the Merger, or advise the Committee or any other party with respect to alternatives to the Merger. This opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. The estimated future net cash flows in the reserve reports and other estimates that we have reviewed relating to the future financial performance of the Limited Partnership reflect certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have a material impact on our analyses and opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. 11 Transaction Overview — Qualifications (Cont’d)

Our opinion does not express an opinion as to or otherwise address: the underlying business decision of the Committee, the Managing General Partner, the Limited Partnership, their respective security holders or any other party to proceed with or effect the Merger, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified in our opinion letter), the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Limited Partnership or the Managing General Partner, or to any other party, except as expressly set forth in our opinion letter, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Limited Partnership, the Managing General Partner or any other party or the effect of any other transaction in which the Limited Partnership, the Managing General Partner or any other party might engage, the fairness of any portion or aspect of the Merger to any one class or group of the Limited Partnership’s or any other party’s security holders vis-a-vis any other class or group of the Limited Partnership’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), whether or not the Limited Partnership, the Managing General Partner, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, the solvency, creditworthiness or fair value of the Limited Partnership or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. 12 Transaction Overview — Qualifications (Cont’d)

Partnership Overview

CONFIDENTIAL

Southwest Royalties Transaction Committee

Partnership Overview – Limited Partnerships

There are 24 Limited Partnerships involved in the potential transaction and included in ECS' analysis.

Partnership Number	Reserve Report Scenario	Legal Name	State of Formation	SEC Filer?	Year Formed	Total LP Units	LP Units Offered
207	IFV	Southwest Royalties Inc. Income Fund V	Tennessee	Yes (a)	1986	7,499.10	3,340.68
208	IFVI	Southwest Royalties Inc. Income Fund VI	Tennessee	Yes (a)	1986	20,000.00	9,105.60
209	IF7A	Southwest Oil & Gas Income Fund VII-A, L.P.	Delaware	Yes (a)	1987	15,000.00	8,038.66
210	IF7B	Southwest Royalties Institutional Income Fund VII-B, L.P.	Delaware	Yes	1987	15,000.00	8,490.50
211	COM87	Southwest Royalties, Inc. Income/Drilling Program 1987-I, L.P.	Delaware	No	1987	274.50	249.03
212	IF8A	Southwest Oil & Gas Income Fund VIII-A, L.P.	Delaware	Yes (a)	1987	13,596.00	8,043.25
213	IF8B	Southwest Royalties Institutional Income Fund VIII-B, L.P.	Delaware	Yes (a)	1987	10,147.00	5,805.00
214	COM88	Southwest Combination Income/Drilling Program 1988, L.P.	Delaware	No	1988	3,509.00	2,989.00
216	IF9A	Southwest Oil & Gas Income Fund IX-A, L.P.	Delaware	Yes	1989	10,453.00	9,327.17
217	IF9B	Southwest Royalties Institutional Income Fund IX-B, L.P.	Delaware	Yes	1989	9,782.00	8,342.00
218	OG10A	Southwest Oil & Gas Income Fund X-A, L.P.	Delaware	Yes	1990	10,484.00	9,650.75
219	IN10A	Southwewst Royalties Institutional Income Fund X-A, L.P.	Delaware	Yes (a)	1990	11,316.00	9,523.00
220	OG10B	Southwest Oil & Gas Income Fund X-B, L.P.	Delaware	Yes	1990	10,889.00	10,004.67
221	IN10B	Southwest Royalties Institutional Income Fund X-B, L.P.	Delaware	Yes	1990	11,181.00	9,149.25
222	OG10C	Southwest Oil & Gas Income Fund X-C, L.P.	Delaware	No	1991	6,246.00	5,700.25
223	IN10C	Southwest Royalties Institutional Income Fund X-C, L.P.	Delaware	Yes (a)	1991	5,983.00	5,255.68
224	OG11A	Southwest Oil & Gas Income Fund XI-A, L.P.	Delaware	No	1992	2,821.00	2,272.42
225	IN11A	Southwest Royalties Institutional Income Fund XI-A, L.P.	Delaware	No	1992	5,418.00	4,202.50
226	DR90	Southwest Developmental Drilling Fund 1990, L.P.	Delaware	No	1990	173.50	165.00
227	DR91A	Southwest Developmental Drilling Fund 91-A, L.P.	Delaware	No	1991	1,144.50	1,049.50
228	DR92A	Southwest Developmental Drilling Fund 92-A, L.P.	Delaware	No	1992	1,407.00	1,369.00
230	DR93	Southwest Developmental Drilling Fund 1993, L.P.	Delaware	No	1993	2,078.00	1,872.00
231	IN11B	Southwest Royalties Institutional Income Fund XI-B, L.P.	Delaware	No	1993	4,851.00	4,482.50
232	DR94	Southwest Developmental Drilling Fund 1994, L.P.	Delaware	No	1994	2,235.00	2,022.00

(a) Deregistered in June 2011, but remain subject to proxy statement rules for 90 days

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ECS utilized the following merger consideration calculation provided by the Managing General Partner: Partnership Overview – Merger Consideration 15 Estimated FV of Oil and Gas Reserves: Evaluated to interest of total Partnership $1,557,273.5 LP share of total Partnership 90.0% Evaluated to interest of Total LP Units $1,401,546.0 Investor Units as percent of Total Units 85.3% Evaluated to interest of Investor Units $1,195,225.6 Computation of Merger Consideration: Cash $158,297.0 Accounts receivable 85,940.0 Prepaid expenses 16,735.0 Accounts payable – Net working capital (deficit) $260,972.0 Asset Retirement Obligations ($485,639.0) Estimated Salvage Value 99,374.0 Net (liability) asset ($386,265.0) Estimated FV of reserves to total Partnership $1,557,273.5 Partnership enterprise value $1,431,980.5 Cash distributions subsequent to 6/30/11 $70,000.0 Merger Consideration $1,361,980.5 Allocation of Merger Consideration: General Partner $136,198.5 Limited Partners 1,225,782.0 SWR as LP 180,446.3 Investor LP's 1,045,335.7 SWR as GP and LP $316,644.8 Limited Partner Per Unit $125.31

As of July 2011, the Limited Partnership has 142.8 MBoe of Total Proved Reserves and 144.2 MBoe of Total Reserves. 16 Partnership Overview – Reserve Summary & Profile Reserve Profile Oil & Gas Composition Estimated Proved Daily Production Source: Reserve figures are the average reserve metrics for the four price cases utilized by ECS in its analysis. Reserve Summary - Southwest Royalties Institutional Income Fund IX-B, L.P. Oil Gas Total % (MBbl) (MMcf) (MBOE) Total PDP 57.6 135.8 80.2 55.6% PDNP – – – – PUD 2.0 363.5 62.6 43.4% Total Proved 59.6 499.3 142.8 99.0% PROB 1.4 – 1.4 1.0% POSS – – – – Total Reserves 61.0 499.3 144.2 100.0% Oil 41.7% Gas 58.3% PDP 55.6% PUD 43.4% PROB 1.0%

Reference Value Analyses Summary

CONFIDENTIAL

Southwest Royalties Transaction Committee

Reference Value Analyses Summary – Methodology Summary

ECS utilized multiple methodologies to determine its per unit equity reference value ranges for the Limited Partnership.

- Net Asset Value Analysis (utilizing four price decks and various discount rate factors by reserve category):
  - 5-Year NYMEX Strip Flat.
    - 2011 $83.08/Bbl & $3.65/Mcf
    - 2012 $83.87/Bbl & $4.12/Mcf
    - 2013 $85.27/Bbl & $4.68/Mcf
    - 2014 $86.17/Bbl & $4.98/Mcf
    - 2015 $87.05/Bbl & $5.22/Mcf (and held flat thereafter)
  - 5-Year NYMEX Strip Average.
    - $85.09/Bbl & $4.53/Mcf (held flat)
  - 3-Year Historical NYMEX Average.
    - $75.70/Bbl & $4.34/Mcf (held flat)
  - 2-Year Historical NYMEX Average.
    - $85.00/Bbl & $4.32/Mcf (held flat)
- Analysis of Selected Comparable Transactions.
- Analysis of Selected Publicly Traded Companies.

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Reference Value Analyses Summary 19 $109 $104 $84 $100 $92 $115 $139 $132 $107 $128 $149 $137 $125 $50.0 $70.0 $90.0 $110.0 $130.0 $150.0 $170.0 $190.0 $210.0 5 Yr Strip Flat 5 Yr Strip Avg. 3-Yr. Hist. Avg. 2-Yr. Hist. Avg. Trading Companies Transactions Equity Reference Value Range Analysis Methodology [ --------- ------------ ------------------ -- Disc. Rate Analysis - ----- ----------------------- ------------- ] [ ---------- Selected Comparable ---------- ] Southwest Royalties Institutional Income Fund IX - B, L.P. 217 IF9B Value Range ($ Per Share) Enterprise Value Methodology Low High 5 Yr Strip Flat $108.77 - $138.92 5 Yr Strip Avg. 103.67 - 131.74 3-Yr. Hist. Avg. 83.51 - 107.25 2-Yr. Hist. Avg. 100.22 - 127.68 Trading Companies 91.88 - 148.99 Transactions 114.91 - 137.44 Short Name: IF9B Partnership #: 217 Legal Name: Merger Consideration: Total ($ in MM) $1.4 Per share $125.31 Southwest Royalties Institutional Income Fund IX-B, L.P.

Reference Value Analyses

Net Asset Value Analysis

CONFIDENTIAL

Southwest Royalties Transaction Committee

Net Asset Value Analysis

Based on an analysis of the Limited Partnership's reserves using the four price scenarios, the Limited Partnership's implied equity value ranges from $0.9 – $1.5 million (per unit equity value range of $83.51 - $138.92).

		Enterprise Reference Valuation Ranges ($MM)			
Category / Description	Discount Rates	5 Yr Strip Flat	5 Yr Strip Avg.	3-Yr. Hist. Avg.	2-Yr. Hist. Avg.
Total Proved Reserves					
PDP	(12.5% - 17.5%)	$1.5 - $1.3	$1.5 - $1.2	$1.3 - $1.1	$1.5 - $1.2
PDNP	(17.5% - 22.5%)	– - –	– - –	– - –	– - –
PUD	(22.5% - 27.5%)	0.2 - 0.1	0.1 - 0.1	0.1 - 0.0	0.1 - 0.0
Total Proved Reserves		**$1.7 - $1.4**	**$1.6 - $1.3**	**$1.3 - $1.1**	**$1.6 - $1.3**
Non-Proved Reserves					
PROB	(30.0% - 50.0%)	$0.0 - $0.0	$0.0 - $0.0	$0.0 - $0.0	$0.0 - $0.0
POSS	(40.0% - 60.0%)	– - –	– - –	– - –	– - –
Total Non-Proved Reserves		**$0.0 - $0.0**	**$0.0 - $0.0**	**$0.0 - $0.0**	**$0.0 - $0.0**
Total Reserve Value		**$1.7 - $1.4**	**$1.6 - $1.3**	**$1.4 - $1.1**	**$1.6 - $1.3**
Adjusted for:					
Net working capital (deficit) & Net (liability) asset		($0.1) - ($0.1)	($0.1) - ($0.1)	($0.1) - ($0.1)	($0.1) - ($0.1)
Cash distributions subsequent to 6/30/11		(0.1) - (0.1)	(0.1) - (0.1)	(0.1) - (0.1)	(0.1) - (0.1)
Equity Reference Value Range		**$1.5 - $1.2**	**$1.4 - $1.1**	**$1.2 - $0.9**	**$1.4 - $1.1**
Per Unit Equity Value Range		**$138.92 - $108.77**	**$131.74 - $103.67**	**$107.25 - $83.51**	**$127.68 - $100.22**

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Analysis of Selected Comparable Transactions

CONFIDENTIAL

Southwest Royalties Transaction Committee

Selected Comparable Transactions – Summary Parameters

Selected Texas Permian Basin, Conventional Oily Asset Transactions (6/01/2008 – 10/7/2011)
($'s in USD & millions excluding oil & gas data)

Acquirer	Seller	Date Announced	Transaction Value	Proved (MMBoe)	Proved Oil %	Production (Boe/d)	Production Oil %	R/P (Years)	Acquired Acres (Net)	Ave WI / Control	Transaction Value / Proved $/Boe	Transaction Value / Production $/Boe/d	Transaction Value / $/Acre
1) Encore Energy Partners	N/A	8/23/2011	$14.8	1.0	77%	115		24.5		N/A	$14.37	$128,696	N/A
2) Resolute Energy	N/A	8/08/2011	50.0	4.6	77%	450	77%	28.0		N/A	10.87	111,111	N/A
3) Resaca Exploitation, Inc	Wind River Petroleum,	8/05/2011	5.7	1.3	90%	58		61.4		73%	4.38	98,276	N/A
4) Vanguard Natural Resources	N/A	6/22/2011	42.5	2.7	70%	500		15.0		50%	15.51	85,000	N/A
5) W&T Offshore	Opal Resources	4/26/2011	366.3	27.0	91%	2,950		25.1	21,500	100%	13.57	124,169	17,037
6) Approach Resources	J. Cleo Thompson	2/23/2011	76.0	9.0	61%	1,400		17.6	19,800	38%	8.44	54,286	3,838
7) Legacy Reserves	Concho Resources	11/05/2010	103.3	5.8		1,418	47%	11.1		60%	17.95	72,849	N/A
8) Approach Resources	Magnum Hunter	10/29/2010	21.5	1.9	60%	470		11.1	5,033	0%	11.32	45,745	4,272
9) Legacy Reserves	N/A	9/14/2010	11.4	0.6		122	91%	13.4		N/A	19.13	93,279	N/A
10) Legacy Reserves	N/A	9/14/2010	1.4	0.2		17	86%	38.7		N/A	5.83	82,353	N/A
11) Viejo Energy/Momentum Energy	Caza Oil & Gas	6/01/2010	1.4	0.1		29		5.2	160	0%	25.08	47,646	8,750
12) Doral Energy	Stearns Properties	5/20/2010	1.7			54		N/A	6,800	38%	N/A	31,481	250
13) Linn Energy	Henry Savings LP	3/28/2010	307.8	18.0	71%	2,800		17.6		N/A	17.10	109,929	N/A
14) Legacy Reserves	Brigham Exploration	3/29/2010	12.6	0.6	90%	210		7.9		75%	20.91	59,952	N/A
15) Legacy Reserves	N/A [1]	1/28/2010	29.7	2.3		448		14.0		N/A	13.00	66,205	N/A
16) Linn Energy	Merit Energy [2]	12/01/2009	151.0	12.0	80%	1,700	73%	19.3		N/A	12.58	88,824	N/A
17) Vanguard Natural Resources	N/A	11/30/2009	55.0	3.2	83%	780		11.2		95%	17.19	70,513	N/A
18) SandRidge Energy	Forest Oil	11/30/2009	795.1	53.5		7,667		19.1	90,000	98%	14.86	103,709	8,834
19) Merit	Petrohawk Energy	9/21/2009	376.0	29.5		5,000		16.2		N/A	12.75	75,200	N/A
20) Breitburn Energy	N/A	7/20/2009	23.0	1.2		245	96%	13.4		N/A	19.17	93,878	N/A
21) Linn Energy	Forest Oil [3]	7/14/2009	117.6	12.0	86%	1,350		24.4	17,371	N/A	9.80	87,111	6,770
Min			$1.4	0.1		17			160	0%	$4.38	$31,481	$250
Mean			122.1	9.3		1,323			22,952	57%	14.19	82,391	7,107
Median			42.5	3.0		470			17,371	60%	13.97	85,000	6,770
Max			795.1	53.5		7,667			90,000	100%	25.08	128,696	17,037

(1) Combined value and assets of 16 Permian Basin transactions, which were closed during the calendar year of 2010.
(2) Excludes value attributabed to assets other than the Permian Basin, per Linn Energy presentation.
(3) Includes 2 separate acquisitions from Forest Oil

Acquirer	Seller	Date Announced	Transaction Value	Proved (MMBoe)	Proved Oil %	Production (Boe/d)	Production Oil %	R/P (Years)	Acquired Acres (Net)	Ave WI / Control	Transaction Value / Proved $/Boe	Transaction Value / Production $/Boe/d	Transaction Value / $/Acre
1) Vanguard Natural Resources	N/A	6/22/2011	$42.5	2.7	70%	500		15.0		50%	$15.51	$85,000	N/A
2) Approach Resources	J. Cleo Thompson	2/23/2011	76.0	9.0	61%	1,400		17.6	19,800	38%	8.44	54,286	3,838
3) Approach Resources	Magnum Hunter	10/29/2010	21.5	1.9	60%	470		11.1	5,033	0%	11.32	45,745	4,272
4) Legacy Reserves	N/A	9/14/2010	1.4	0.2		17	86%	38.7		N/A	5.83	82,353	N/A
5) Viejo Energy/Momentum Energy	Caza Oil & Gas	6/01/2010	1.4	0.1		29		5.2	160	0%	25.08	47,646	8,750
6) Doral Energy	Stearns Properties	5/20/2010	1.7			54		N/A	6,800	38%	N/A	31,481	250
7) Linn Energy	Forest Oil [3]	7/14/2009	117.6	12.0	86%	1,350		24.4	17,371	N/A	9.80	87,111	6,770
Min			$1.4	0.1		17			160	0%	$5.83	$31,481	$250
Mean			37.4	4.3		546			9,833	25%	12.66	61,946	4,776
Median			21.5	2.3		470			6,800	38%	10.56	54,286	4,272
Max			117.6	12.0		1,400			19,800	50%	25.08	87,111	8,750

Sources: Company filings, press releases, Wall Street research and Reuters consensus estimates.

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ECS reviewed selected publicly available information related to announced oil and gas acquisition transactions and separately analyzed transactions which involved non-operated, non-controlled assets more similar to the partnership’s assets. ECS selected the 21 transactions by reviewing all publicly announced oil and gas acquisitions with assets located primarily in the Texas Permian Basin region with publicly available transaction values of less than $400 million and proved reserve or production metrics available as of October 7, 2011 that were not primarily focused on development of Wolfberry reserves. Wolfberry reserve development is substantially dissimilar to that of the reserves held by the partnership because Wolfberry reserves are identified in wellbores with multi-formation completions and are completed using hydraulic fracturing, while most of the partnership’s wells target a single formation and are completed without substantial hydraulic fracturing. ECS applied these selection criteria consistently and no transaction was deliberately excluded from this analysis. ECS reviewed purchase price multiples of equivalent reserves and equivalent daily production for the acquired assets in each transaction. Based on the twenty-one transactions, but giving substantially more weight to the subset of transactions involving non-operated, non-controlled assets, ECS selected the following benchmark multiples: 25 Selected Comparable Transactions – Analysis Proved Reserves ($/BOE) Daily Production ($/BOE/day) Benchmark Multiples ($/BOE & $/BOE/day) $10.00 - $12.50 $55,000 - $60,000

Source documents: Selected Comparable Transactions – Valuation 26 Based on an analysis of comparable Permian Basin conventional oily asset transactions, the Limited Partnership’s implied equity value ranges from $1.2 – $1.5 million (per unit equity value range of $114.91 - $137.44). Southwest Royalties Institutional Income Fund IX-B, L.P. 217 - IF9B Transaction Enterprise Reference Measure Metrics Parameters Valuation Ranges ($MM) E&P Analysis Enterprise Value / Proved Reserves ($/Boe) 142.8 Mboe $10.00 - $12.50 $1.4 - $1.8 Enterprise Value / 02H 2011 Daily Production ($/Boepd) 26.6 Boe/d 55,000.00 - 60,000.00 1.5 - 1.6 Total Enterprise Value Range ($MM) $1.4 - $1.7 Adjusted for: Net working capital (deficit) & Net (liability) asset ($0.1) - ($0.1) Cash distributions subsequent to 6/30/11 (0.1) - (0.1) Equity Reference Value Range $1.2 - $1.5 Per Unit Equity Value Range $114.9 - $137.4

Analysis of Selected Publicly Traded Companies

CONFIDENTIAL

Southwest Royalties Transaction Committee

Selected Publicly Traded Companies – Summary Parameters

Comparable Trading Analysis
($'s in USD & millions excluding oil & gas data)

							Proved Reserves							Enterprise Value /		
														Reserves		Daily Prod.
	Price	52-week		% of 52-Week	Market	Enterprise	Total Proved	Pvd. Dev.	%		EV / EBITDA			Proved	Pvd. Dev.	2010E
Company	(10/7/11)	High	Low	High	Value	Value	MMboe	MMboe	Oil	R/P	LTM	2011E	2012E	($/boe)	($/boe)	($/boe/d)
Apache Corp.	$84.84	$134.13	$73.04	63.3%	$32,572.5	$40,496.5	2,953.3	1,985.6	44.3%	12.3x	3.7x	3.3x	2.9x	$13.71	$20.40	$61,579
Chesapeake Energy Corporation	25.35	35.95	20.97	70.5%	16,097.2	29,156.2	2,849.2	1,523.6	9.6%	16.5x	8.4x	5.8x	5.1x	10.23	19.14	61,669
Devon Energy Corporation	56.48	93.56	50.74	60.4%	23,523.9	24,657.9	2,873.8	2,042.0	40.4%	12.6x	4.3x	3.9x	3.3x	8.58	12.08	39,474
EOG Resources, Inc.	74.90	121.44	66.81	61.7%	20,120.3	23,833.1	1,949.5	743.0	27.6%	13.5x	7.6x	5.0x	4.1x	12.23	32.08	60,439
Range Resources Corporation	59.98	77.24	35.11	77.7%	9,660.3	11,158.9	740.4	363.9	19.7%	24.6x	18.5x	14.4x	10.5x	15.07	30.66	135,175
Pioneer Natural Resources Co.	68.45	106.07	58.63	64.5%	7,993.8	10,313.4	1,010.8	577.5	55.9%	22.6x	9.1x	6.4x	5.0x	10.20	17.86	84,090
Concho Resources, Inc.	75.35	110.89	63.20	68.0%	7,737.2	9,472.7	323.5	184.5	65.4%	20.8x	12.7x	7.6x	5.6x	29.29	51.34	222,148
Linn Energy, LLC	35.21	41.13	31.03	85.6%	6,231.5	9,214.6	432.8	277.1	52.5%	26.8x	34.7x	9.2x	8.0x	21.29	33.26	208,471
SandRidge Energy, Inc.	6.11	13.34	4.55	45.8%	2,519.9	5,783.9	545.9	222.7	46.2%	27.2x	22.1x	7.9x	5.9x	10.60	25.97	105,082
Whiting Petroleum Corp.	35.54	75.91	28.87	46.8%	4,171.7	5,229.0	304.9	215.2	83.4%	12.9x	4.9x	3.9x	3.2x	17.15	24.30	80,884
Cimarex Energy Co.	55.94	117.95	50.80	47.4%	4,786.7	5,123.6	314.0	243.3	33.4%	8.7x	4.3x	4.0x	3.5x	16.32	21.06	51,587
SM Energy Company	62.82	85.55	38.02	73.4%	4,003.8	4,533.0	164.1	114.5	35.0%	8.9x	7.4x	5.1x	3.5x	27.63	39.59	90,002
EXCO Resources Inc.	10.03	21.04	9.33	47.7%	2,154.1	3,680.2	249.9	136.9	2.9%	13.4x	8.5x	5.6x	4.0x	14.73	26.88	71,957
EV Energy Partners LP	70.00	77.77	35.30	90.0%	2,392.2	2,837.2	136.2	96.3	29.6%	29.3x	26.7x	12.7x	10.5x	20.83	29.45	222,480
Clayton Williams Energy Inc.	43.04	109.45	34.50	39.3%	523.5	953.8	51.1	34.5	74.1%	9.4x	5.4x	3.8x	3.2x	18.68	27.67	63,774
Petroleum Development Corporation	18.19	49.60	15.08	36.7%	429.1	736.5	143.4	50.2	23.6%	22.3x	6.6x	4.5x	3.1x	5.14	14.68	41,742
MIN										8.7x	3.7x	3.3x	2.9x	$5.14	$12.08	$39,474
Mean										17.6x	11.6x	6.4x	5.1x	15.73	26.65	100,035
Median										15.0x	8.0x	5.4x	4.0x	14.90	26.43	76,421
MAX										29.3x	34.7x	14.4x	10.5x	29.29	51.34	222,480

Sources: Company filings, press releases, Wall Street research and Reuters consensus estimates.

Southwest Royalties, Inc.
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ECS reviewed enterprise value multiples of historical EBITDA, proved reserves and production for selected publicly traded companies with operating and financial characteristics similar to the partnership. The selected companies were selected because they were deemed to be similar to the partnership in one or more respects, which included nature of business, size, diversification, financial performance and geographic concentration. ECS obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity as of October 7, 2011, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting cash; ECS then compared such information to the corresponding information for the partnership at the implied transaction value. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Based on our professional judgment, ECS selected benchmark multiple ranges selected by ECS based on a review of the selected comparable company multiples, discounted by 50% to 75% for the illiquidity of the partnership: 29 Selected Publicly Traded Companies – Analysis Enterprise Value / LTM EBITDA Enterprise Value / Proved Reserves ($/BOE) Enterprise Value / Daily Production ($/BOE/day) Benchmark Multiples 4.0x – 6.0x $7.00 - $11.00 $40,000 - $60,000

Source documents: 30 Based on an analysis of selected publicly traded companies active in the Permian Basin, the Limited Partnership’s implied equity value ranges from $1.0 – $1.6 million (per unit equity value range of $91.88 - $148.99). Selected Publicly Traded Companies – Valuation Southwest Royalties Institutional Income Fund IX-B, L.P. 217 - IF9B Comparable Trading Enterprise Reference Measure Metrics Parameters Valuation Ranges ($MM) E&P Analysis Enterprise Value / LTM EBITDA $0.4 LTM EBITDA 4.0x - 6.0x $1.5 - $2.3 Enterprise Value / Proved Reserves ($/Boe) 142.8 Mboe $7.00 - $11.00 1.0 - 1.6 Enterprise Value / 02H 2011 Daily Production ($/Boepd) 26.6 Boe/d $40,000.00 - $60,000.00 1.1 - 1.6 Total Enterprise Value Range ($MM) $1.2 - $1.8 Adjusted for: Net working capital (deficit) & Net (liability) asset ($0.1) - ($0.1) Cash distributions subsequent to 6/30/11 (0.1) - (0.1) Equity Reference Value Range $1.0 - $1.6 Per Unit Equity Value Range $91.9 - $149.0